Exhibit 99.2

Greif, Inc.
Fiscal Second Quarter 2024 Earnings Results Conference Call
June 6, 2024

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Brian Joseph Butler – Stifel, Nicolaus & Company, Incorporated, Research Division
Gabrial Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos - BofA Securities, Research Division
Matthew T. Krueger - Robert W. Baird & Company, Incorporated, Research Division
Michael Andrew Roxland – Truist Securities, Inc., Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. Second Quarter 2024 Earnings Conference Call.
Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Thank you, and good day, everyone. Welcome to Greif's Fiscal Second Quarter 2024 Earnings Conference Call. During the call today, our Chief Executive Officer, Ole Rosgaard, will provide you with an update on our second quarter results driven by our Build to Last strategy as well as current business trends. Our Chief Financial Officer, Larry Hilsheimer, will provide an overview of our financial results and our fiscal full year guidance. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.

Please turn to Slide 2. During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation. I'll now turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thanks, Bill. Hello, everyone, and thank you for joining us. We are excited to discuss another successful quarter for Greif underpinned by solid execution across the business through the Greif Business System. Before we dive into our results, I would like to widen our lens and discuss key updates on our Build to Last strategy, specifically touching on each of our 4 missions for value creation. This will help contextualize our continued solid performance despite the persistence and rare headwinds our business has recently faced as well as why we believe Greif is positioned for near and long-term outperformance.

First, I will discuss our Creating Thriving Communities and Delivering Legendary Customer Service pillars through the principles of the service-profit chain. I will then touch on how we Protect Our Future for our customers and our communities. Larry will discuss our quarter results and how we Ensure Financial Strength through strategic capital allocation.

As a reminder to all, our vision is to be the best-performing customer service company in the world. We consider our primary customers to be our end product customers, our supply chain partners, our colleagues, and our financial stakeholders. Everything we do focuses on improving our service to these customers through dedication to the principles of the service-profit chain, which I'll now discuss on Slide 4.

Our service-profit chain has created a competitive advantage for Greif through investing in our people, creating a flywheel for value creation as colleagues are engaged and dedicated to providing legendary customer service. Customers recognize the value Greif delivers from a differentiated product and service standpoint. This culminates in an improved customer loyalty and increased share of wallet over time. Due to our steadfast conviction in the power of this value creation model, we monitor engagement of our colleagues and customers very closely.

Net Promoter Score measures customers' willingness to actively promote on our behalf, not simply a passive satisfaction in our products. Our Net Promoter Score continued to consistently improve with each survey. Our most recent score of 68 completed this April is well above the average across the manufacturing sector of 49, which reflects that our customers advocate strongly on our behalf.

We likewise measure colleague engagement through an independent survey conducted by Gallup. This score likewise has continuously improved and the most recent result of the 85th percentile puts Greif in the top tier of engagement among all manufacturing companies. We are proud to have been awarded the 2024 Exceptional Workplace Award by Gallup in recognition of our people-first culture.

This award follows from last quarter when we were named for the second year in a row among Newsweek's Top 100 Global Most Loved Workplaces. These statistics are meaningful as they demonstrate our people are with us on our Build to Last journey and, alongside our Greif Business System, are the enablers which drive our performance each quarter and are fundamentally changing how we operate and deliver results as a company.

Let's now discuss Protecting Our Future on Slide 5. At Greif, sustainability is ingrained in our culture, our processes, systems, and relationships with our customers and suppliers. It's our belief that in order to provide legendary customer service, we must understand the needs of our customers and create solutions alongside them. This both continuously improves our own sustainability journey and also improves customer loyalty and share of wallet over time.

This quarter, we released our 15th Annual Sustainability Report, which provides a comprehensive overview of our 2030 targets as well as recent milestones and progress. Sustainability is another way in which Greif differentiates through the service-profit chain and has bolstered our profitable growth over time. We encourage all our stakeholders to read our latest sustainability report, which is available at www.greif.com/sustainability.

Please turn to Slide 6. This dedication to the service-profit chain and its resulting value creation flywheel has enabled us to accelerate our growth and transform our portfolio for the future. As we announced at our 2022 Investor Day, and have discussed often since, we are pursuing an acquisition strategy to become a global leader in high-performance, high-margin small plastic containers and jerrycans. This product group has an addressable market of over $3 billion and is favorably exposed to secular growth markets such as flavors and fragrances, food and beverage, pharma and ag chem.

In March, we completed our acquisition of Ipackchem, and in doing so, have now solidified the global platform that we committed to growing within the high-performance portion of that $3 billion addressable market. Integration into Greif is going well, and we are confident in our ability to capture the $7 million of synergies previously communicated. As a reminder, the primary synergy opportunities in the form of raw material scale advantage and expected and planned elimination of executive leadership overlap, both of which are already largely in effect.

We are extremely pleased with our investments and value creation underway. However, I'll also note that given recent short-term softness in the global packaging markets, our revised fiscal '24 guidance reflects an expectation of smaller contribution for the 6- month ownership in fiscal '24 than previously communicated run rate.

Additionally, earnings for fiscal year '24 will be impacted by a onetime expected $8.4 million inventory reevaluation expense, approximately $6.7 million of which was included in the second quarter results. The combined operating expertise of our Greif and legacy Ipackchem colleagues working together over the past 60 days has further strengthened our conviction in the solid organic growth fundamentals of the business as well as long-term earnings power of the capital we have invested in the small plastic and jerrycan markets.

Please turn to Slide 7 as we shift gears to the quarter and a discussion of our recent operating environment. In the past 3 months, we have seen a continuation of the same mixed demand trends as in recent quarters. In APAC, which, as a reminder, is approximately 5% of total company net sales, we were seeing positive demand signals in Q1. However, in Q2, trends reversed after the market's strong demand expectations for Chinese New Year fell short of expectations and a quick but significant destocking occurred. That lower level of demand has thus far persisted into Q3.

In EMEA, Greif's largest GIP market, positive demand trends have continued for the second quarter in a row with growth coming broadly across end markets, but notably in chemical and lubricant demand. In the Americas, LatAm was flat year-over-year with mixed demand. However, we are encouraged that LatAm saw the same growth in chemical markets as EMEA despite slower demand from ag chem.

North America, likewise, remains mixed, but has improved overall on a sequential basis. Although overall chemical demand remains weak in that region, we anticipate continued sequential demand improvements in Q3 in North America as well as LatAm and EMEA, which is reflected in our revised guidance. We'll be monitoring our key end markets closely and responding to real-time demand changes to ensure we fully capture opportunities as they present themselves.

Lastly, our North American paper business continues a slow but steady improvement in containerboard, driven by our bulk box business, which feeds into e-commerce channels, offset by softer, although sequentially improving tube & core demand, driven by stronger construction and film core volumes. We also expect this modest improvement trend to continue.

In May, we saw that continuation with our paper business showing modest improvement, led by construction and film demand in URB, and anticipate continued improvements in containerboard, driven by the opening of our Dallas sheetfeeder. GIP EMEA, North America and LatAm all show sequential improvement over April, with APAC demand mixed with slower China demand and stronger Southeast Asia demand.

Overall, when talking to our customers, there is generally positivity. However, it remains coupled with our customers indicating continued short visibility to their own demand, resulting in uncertainty to the duration of these improving demand trends. For that reason, we are continuing to be prudent on cost management, while also monitoring end markets closely for more clearly defined signs of improvements. And with that, I will now turn it over to Larry to walk you through our detailed financial results on Slide 8.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole, and thank you all for joining our call. Our second quarter results reflect improving, but still weak demand and the extremely challenging price/cost dynamics in our paper business, resulting in $170 million of adjusted EBITDA, $59 million of free cash flow, and adjusted EPS of $0.82 per share. As Ole mentioned, we are leaning on the Greif Business System to serve our customers with excellence, manage costs, and diligently monitor our business for signs of an inflection.

Greif Business System champions for continuous improvement, accelerates plant modernization and automation as well as creates value through Gemba and Six Sigma programs. Using these tools, we continue to drive structural cost out and build productivity gains that not only help optimize our current business, but also provides the foundation to accelerate integration and synergy capture as we grow through acquisitions.

While managing the present, we are also growing for the future through the Ipackchem acquisition and through high-value capital projects such as our recently opened Dallas sheetfeeder. These investments are critical to our long-term vision and strategy and will position us well for outperformance once markets return to a normalized state. We are reinstating the guidance range given our confidence in our view of the remainder of our fiscal year. We are pleased to raise the low end from our prior $610 million to $675 million and at a high end of $725 million.

Before discussing guidance assumptions, let me provide a segment performance update, starting on Slide 9. For GIP, continuing weak but improving demand led to a year-over-year sales decline of $57 million and margin compression of 1.5% year-over-year. In addition, SG&A costs were up year-over-year, in line with our expectations communicated in our Q4 call. This is primarily a result of D&A step-up on new acquisitions as well as our ongoing strategic investments in IT and global operating excellence, which while expensed, we view as strategic capital we are investing for long-term margin improvement.

Despite the incremental cost of these investments, margins rallied strongly by over 4.4% on a sequential basis from fiscal Q1 2024. As Ole touched on, EMEA continued to improve, underpinned by strong lube and chemical markets. The Americas remained flat to down as lube and chemical demand improvement has not yet been seen. However, North America has seen overall sequential improvement, and we do anticipate that recovery to continue into the second half of our fiscal year.

Please turn to Slide 10 for PPS results. The continued delayed recognition of announced price increases combined with the rising OCC costs has led to a significant margin compression of over 10% despite flat sales. Our PPS team is continuing to manage controllables well, including successful price increase implementation on our non-index based customers. However, the outsized impact of the index-driven price/cost dynamic, which we still view to not be in sync with real market trends, is a headwind we have and we'll continue to aggressively work to offset.

On the volume side, in containerboard, we are seeing modest improvement, while the tube and core end markets remain flat to down. While managing the present, we are also continuing to invest in the future within this product group, resulting in SG&A cost inflation for similar strategic initiatives as discussed with GIP.

Please turn to Slide 11 for our updated guidance and outlook. As previously stated, we are providing a guidance EBITDA range of $675 million to $725 million, reflecting an increase of $65 million on the low end. The high end of our guidance range reflects recognition of our announced paper price increases as well as continued margin improvement in GIP. By contrast, the low end of our guidance range assumes no paper price recognition, slight further OCC cost inflation, and no margin improvement in GIP.

On the volume side, our guidance change of $22 million to $62 million of EBITDA assumes further contribution of the improving volume trends across most of our products and end markets. As Ole mentioned earlier, our incremental EBITDA contribution from Ipackchem is less than previously disclosed run rate due to a full year impact of purchase accounting of $8.4 million as well as short-term slowness in the global agro markets. Lastly, we anticipate volume related as well as inflationary transport and manufacturing headwinds of $19 million to $39 million of EBITDA relative to prior guidance.

As for free cash flow, we are leaving our previous guidance unchanged as our midpoint at $200 million for the full year. We anticipate that the increase in our EBITDA guidance midpoint of $90 million will not result in incremental cash flow within fiscal '24. The drivers of this are, at the midpoint, higher spend on strategic CapEx and efficiency-related maintenance projects of $20 million; higher cash interest, primarily related to the acquisition of Ipackchem of $25 million; higher cash taxes of $26 million related to improved earnings; as well as the failure of Congress to extend favorable tax provisions; higher working capital needs to address improving demand of $32 million, partially offset by a favorable $13 million of other miscellaneous cash items. As Ole mentioned in his remarks, while we continue to monitor our business near term, it is critical we also maintain a long-term lens and invest for the future.

As such, I would like to discuss capital allocations on Slide 12. Under Build to Last, which we define as fiscal '22 through present, we have deployed over $2.6 billion of capital. Our capital allocation framework is simple. We first invest in two non-negotiables, our safety and maintenance CapEx, which keeps our cash machine running, and our regular and increasing dividend. While critical, these uses are not a significant portion of total cash generated in that same time frame, and so the rest we devoted towards growing our business and increasing shareholder return. On the growth side, the recent majority has come through developing the leading global small plastics platform, which Ole discussed in his remarks. The long-term benefits of this business are substantial, and we are encouraged by the successful execution of the transactions, our integration progress and synergy realization.

We balance growth with debt reduction at times when it is necessary to temporarily increase our leverage above our long-term target of leverage ratio in the range of 2x to 2.5x in order to capitalize on long-term value-accretive growth opportunities such as Ipackchem. Given our current leverage, we anticipate in the short term prioritizing incremental debt reduction. We have confidence in the value creation benefits of our capital deployment under Build to Last, and we'll plan to dive deeper into this topic at our upcoming Investor Day in December.

With that, I'll turn things back to Ole for closing on Slide 13.

Ole G. Rosgaard
President, CEO & Director
Thank you, Larry. I appreciate each of you taking the time to listen to my opening remarks on our strategy. I hope that I clearly communicated the value creation, which is occurring through leveraging what we do best, customer service, to drive growth and transform our business.

Our recent capital investments and internal initiatives are setting the stage for the next wave of accelerated growth at Greif. Our Greif Business System and dedication to the service-profit chain have combined to create a flywheel of success, which is driving growth and our disciplined capital allocation framework. We have an Investor Day upcoming this December, and plan to discuss in greater detail the changes we are currently making through the Greif Business System to transform our organization for breakout success.
Operator, will you please open the lines for Q&A.

QUESTION AND ANSWER SECTION
Operator
Our first question will come from Ghansham Panjabi with Baird.

Matthew T. Krueger
Robert W. Baird & Co. Incorporated, Research Division
This is Matt Krueger sitting in for Ghansham. So I guess I just wanted to start off with a quick question on volumes. Can you provide some added detail on the volume cadence across both business segments during the quarter. And then just some early thoughts on how the third fiscal quarter has kicked off would be really helpful as well.

Ole G. Rosgaard
President, CEO & Director
Let me give you some comments. Let me sort of zoom out first and give you kind of a regional overview year-on-year. And then we can go into substrates and I'll make some comments perhaps on the end markets. So if you look at it regionally, so the strongest market was EMEA, where we saw an 8% growth, and it's also our largest GIP market. LatAm was flat. We were a little bit weaker in North America, minus 5%, and we were down 11% in APAC.

The broad improvement we saw in EMEA was across our industrial end markets for the second straight quarter, mostly in bulk chemicals and lubes. In LatAm, we saw pockets of strength both in bulk chemical and paints & coatings. And as I mentioned, we had some softness in ag chem like we've seen in most other places. And again, in North America, we see continued slow bulk and commodity developments and ag chem demand is down.

But sequentially, from Q1, we do see improvements, and I made some comments earlier on APAC. Q2 volumes were negatively impacted by seasonality from the Chinese New Year and weaker demand from food and bev. If we look at substrates year-on-year, the strongest substrate was plastic, where we have invested in IBC and we are up low teens year-on-year. Steel is flat, but it's actually improving up to 10% sequentially. And we're down low singles in fiber, but we are improving again sequentially and it's up 10%.

And as I said, the end markets are really bulk chemicals, lubricants, where we see strong developments. If we look at also the economic indicators of the global PMI was above 50 for the last 4 months, including May, which is positive and which is reflected. And these positive signals that we've seen exiting makes us very positive for the future. We stay connected to our customers, our supply chain partners, and as demand hopefully keeps increasing, we will react quickly like we have done in EMEA.

Matthew T. Krueger
Robert W. Baird & Co. Incorporated, Research Division
Great. That's very helpful. And then just a follow-up. I wanted to touch on price/cost a bit. Can you provide an updated view on the absolute price/cost expectation for the year? If you could provide some detail on how that performed this quarter and what you would expect from the upcoming 2 quarters, that would be helpful as well. It seems like we could be reaching kind of a peak price/cost pain point across your business given the pricing initiatives you have in the market. I just want to check the validity of that statement.

Ole G. Rosgaard
President, CEO & Director
Yes, that's a great question. I think Larry will be good to answer that.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Look, I mean, clearly, as we looked at what price/cost we had relative to Q2 '23, major impact year-over-year price/cost squeeze of about $49 million in paper and about positive $17-odd million actually in GIP. So $12 million of volume benefit in GIP and $27 million of volume benefit in PPS. So, trends on volumes are good, price-cost squeeze is very harmful to us. And then looking at going from our former guidance to current guidance, we show, from that $610 million low end that we gave, actually, price/cost benefit in our GIP business of about $39 million and volume of $27 million.

Within PPS, at midpoint, $16 million price/cost lift from prior where we were and $15 million. If I'm going from prior year to where we are now, obvious squeeze numbers going from the $819 million of last year to $700 million of this year within the PPS business. Major squeeze clearly on OCC of roughly $100 million, URB at $5 million of pressure, and containerboard about flat. And then in our GIP business, price/cost about $59 million positive, and volume about $30 million positive. So hopefully, that's what you're looking for, Matt.

Operator
Our next question comes from the line of George Staphos with Bank of America Securities
.
George Leon Staphos
BofA Securities, Research Division
Congratulations on the quarter. I wanted to go to Slide 11, where you have the waterfall. And Larry and Ole, if we look at the volume pickup in your guidance, recognizing there are no guarantees in life, things could move more positively, things could move more negatively, where are you right now in terms of that $22 million to $62 million, would you say, roughly, in terms of the volume pickup that in turn informed your improvement in your guidance?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I would say, George, where we're at in the trend right now is right smack in the middle of that. And so what we did is build a range around it based on, as Ole mentioned in his comments, there's still some nervousness in some of our customers. But there's also some areas where we're seeing there's potential optimism. So we've built a range around what we thought was possible for the rest of the year.

George Leon Staphos
BofA Securities, Research Division
Larry and Ole, I probably missed this, but if you could, either by end market or by substrate, maybe both, could you just give us kind of a quick where are you year-on-year early in fiscal 3Q in terms of trends you're seeing at the moment on volume?

Ole G. Rosgaard
President, CEO & Director
You mean at the end of May?

George Leon Staphos
BofA Securities, Research Division
Yes.

Ole G. Rosgaard
President, CEO & Director
So exit trends in May were generally positive, George. Steel and containerboard, they kept improving throughout Q2. Plastic and URB was a bit more mixed on a month-to-month basis during the quarter. But if we look at GIP and then EMEA, they remain sequentially strong, as I mentioned, but also with North America and LatAm improving, containerboard continued to improve and will soon start benefiting from our Dallas sheetfeeder, which by the way is operational and is producing a sheet that's being sold. And in URB, we continue to see construction and film demand increasing in May despite the mixed demand in all our end markets.

George Leon Staphos
BofA Securities, Research Division
Okay. My last two, and I'll turn it over. Just if you could, Ole, give us a bit more color or remind us what you said in terms of year- on-year sell in paper. It sounded like containerboard was, all right, not gangbusters, but up modestly year-on-year. Sequentially, tube and core URB was getting better, but still down. If you could sort of affirm that and discuss what you're seeing early in May there? And then what kind of price/cost should we expect out of steel and GIP in particular the rest of the year? Do you have improving or sequentially decelerating benefits there.

Ole G. Rosgaard
President, CEO & Director
Yes. So on steel, so that will generally keep improving, and I'll maybe touch upon that a little bit later on what we're doing internally, self-help. In tube and core, as I mentioned, film costs are positive as well as construction, which by the way our biggest end segment is paper costs. We haven't really seen any major recovery there. Whilst we are doing well in paper costs, we're also selling to other paper companies and we haven't seen a pickup there yet. But hopefully, we'll see that soon.

Operator
Our next question comes from the line of Mike Roxland with Truist Securities.

Michael Andrew Roxland
Truist Securities, Inc., Research Division

First question I just had on Slide 11. I think, Larry, if I heard you correctly, you mentioned there the $19 million to $39 million of manufacturing headwinds, and that's new. What's driving that?

Lawrence Allen Hilsheimer
Executive VP & CFO
The predominant driver of that is volume. So with volume pick-up, you get more incremental transport costs and then a little bit of additional manufacturing costs just volume-driven.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
Got you. Perfect. And then also just can you talk about the pent-up operating leverage in the business that could be released maybe once global volumes start to normalize? And certainly, you're in early stages, depending on region, and so we're seeing the volume improvement. Once everything, let's say, is firing all cylinders, what's this pent-up operating leverage that could potentially be released and positively impact the business?

Lawrence Allen Hilsheimer
Executive VP & CFO
Basically, as this volume picks up, predominant costs are going to end up occurring in addition to transport as just the raw material costs. But your value add is going to be about 50%. But I'd say generally, just assume excess of 20% gross margin pickup on incremental volume. And if you look back, if we get a return to '22 volume levels, we would end up picking up about $160 million of EBITDA. And that doesn't even factor in the incremental EBITDA from getting to full run rate on all of our acquisitions and getting back on price cost where we need to be on paper. So we see a path back with returning economic conditions to well over $900 million of EBITDA.

Ole G. Rosgaard
President, CEO & Director
Let me also just touch on our internal initiatives on cost savings and the impact of our right business systems. So we're operating at a high level, and we're always looking for what we call internally aggregation of marginal gains across our 250 locations. Our sourcing team, as an example, recently finalized a targeted review in North America, in a particular area, which reduced total spend for this area by an estimated 8%. They also did a recent review of certain global indirect material spend, which resulted in an estimated run rate cost savings of 5%. We also recently conducted, as an example, two full-scope steel plant operational excellence reviews, which these plans were previously underperforming to our expectations.

And these reviews, they include a full value stream mapping and Lean Six Sigma review, and by focusing on raw material usage and reducing scrap, each of these two plants have seen a sustained EBITDA margin increase of approximately 800 bps relative to their prior performance. I visited a plant recently who have, over the past few years, made a significant improvement on their NPS and Gallup scores. And when you look at the profitability trend for that plant, it correlates extremely well with these things, and their plant performance is now top tier. So the application of these types of marginal gains, they are a big part of our improved structural margin profiles. So we are truly playing on the entire piano, as you can hear, spanning from operational and commercial excellence initiatives to supply chain and sourcing, and I should also mention our automation efforts, which is reflected in our earnings.

Michael Andrew Roxland
Truist Securities, Inc., Research Division
And then one more quick follow-up. How many of your facilities could be subject to those types of reviews? I mean, how much further runway do you have in terms of improving plant level profitability like that?

Ole G. Rosgaard
President, CEO & Director
Yes. To be honest with you, previously, I thought, okay, there must be a limit somewhere, but I keep getting surprised and we have a Gemba and we have a Six Sigma program. And just to give you an idea of the size of our Six Sigma program, we have nearly 700 participants across the globe.

Today, we have 400 white belts, 170 yellow belts, 130 green belts, and we have 10 black belts. And they all have projects of a certain magnitude driving savings to the bottom line and when you look at -- we have deployed this in 250 plants. The things I see, and I mentioned some of them, the things I see surprises me, hey, we really find that sort of saving there. It's just amazing.

And you're looking at years and years of runway on these initiatives. And you can say, okay, you find like $300,000 here and $700,000 there, but when you add it up, and that's why we call it aggregation of marginal gains, it becomes big numbers over time.

Operator
Our next question comes from the line of Brian Butler with Stifel.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
You talked about getting to the $900 million EBITDA. I was hoping we could maybe just talk about maybe high level, what are those components that get you there and just kind of walk through it, the price/cost, volume, and if there's anything else from the $700 million?

Lawrence Allen Hilsheimer
Executive VP & CFO
The single largest component of that is just getting back to volume levels of '22. And that alone is a $160 million driver at current margin rates. So we look good little bit on volume recovery sequentially, but you look at a 2-year stack, volumes are still significantly off, and obviously, that's evidenced in the economic data with PMI statistics and everything else. So getting back to that kind of volume level drives a huge amount of earnings lift for us. And so as Ole mentioned, we undertake all these operational improvement areas to really change our structural cost drivers, so that we can even tweak that more and cover other inflationary costs.

The secondary element is clearly getting back to what we consider much needed, well deserved price/cost in our paper business as evidenced by the price increases we recently announced, and those things can drive a big pickup as well. And then just getting full run rate and performance level back on the acquisitions we've done, and then also this new Dallas sheetfeeder business and our containerboard business. You put all those elements together, and it drives you easily over that $900 million figure.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
Okay. And you mentioned the recent kind of URB price increases? How much of that is in the $40 to $70. Is the low end 0 and the high end 100%, or some other mix?

Lawrence Allen Hilsheimer
Executive VP & CFO
Look, we really expect that we should get full recognition of these price increases. They are needed and deserving. The inflationary costs we've had in all of our production of paper grades is substantial and we obviously need to earn appropriate returns on the capital. But yes, look, we're also pragmatic and we still remain burdened by this archaic survey system utilized by RISI. Plus again, we'd love them to become very relevant, move to a data-driven automated system to correctly report the true market, but as a result, we hedge the upside.

I mean, our guidance would have no recognition. And our upside, we've put in a range to deal with the RISI system, and we also have timing issues related to any time they recognize. So you look at the $50 linerboard and $80 medium that we have effective June 1. That's recognized this month. It would start to come through the P&L in late July. And the $50 and $70 in URB effective July 18.

If that gets recognized timely, then we'd start benefiting in late August to September. So there's some play in that upside. If we got everything immediately when we roll it out, then there'd be even more upside.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
And when you think about kind of like the midpoint of what you're assuming there, if that was a rollover, what's the benefit in the '25 perspective of incremental EBITDA that you would be able to capture?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. If you look at our pricing in general, I'd just say a $10 impact on containerboard is $700,000 a month, so roughly $8 million annually, and URB is $0.5 million a month to $6 million annually. So that should give you the numbers to back into whatever your assumptions would be.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
Okay. And then one last one, maybe on the capital expenditures. That kind of increased a little bit on the updated guidance. Maybe break that out, is that all Ipackchem? Or are there other growth initiatives that you're spending that $20 million on?

Lawrence Allen Hilsheimer
Executive VP & CFO
Very little Ipackchem at all. What it really is, is you had some inflationary costs on the Dallas sheetfeeder as a strategic growth project that ran that up slightly over, but that at full blown going to generate about $2 million of EBITDA a month when fully operational. So money well spent in our estimation. And then frankly, we were producing more cash and some of our engineering group came to us and said, hey, look, there's some high need safety and maintenance projects that we really think we should pull forward. And we didn't want to take the risk of not spending on that kind of thing. And since we had the cash capital available, we said, move it forward.

Brian Joseph Butler
Stifel, Nicolaus & Company, Incorporated, Research Division
Okay. Nice quarter.

Operator
Our next question comes from the line of Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Just a housekeeping question on the $8.4 million that you called out, Larry. Was that backed out as a one timer? Or are you flowing that through? I know it's noncash.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, we flow it through. I mean, it's accounting. We have to mark to basically sales price any finished goods inventory we acquire. So had Ipackchem gone forward with it, it would have been profit, but for us, it's not. So that's a 1-year thing. No.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Okay. And then I wanted to ask a question about, I guess, Southeast Asia or maybe China specifically. If memory serves on the GIP side, you guys have, I think, 4 remaining plants there. But when we look at, I don't know, EV production and all these different things, it seems like some activity more than others is fairly robust. And again, I know you guys are being selective about customers and what you're doing over there. Can you just talk about appetite to grow over there or maybe limiting factors that prevent you from deploying more capital in Southeast Asia in general. I know, obviously, it's a returns-oriented mindset, but just curious about that.

Ole G. Rosgaard
President, CEO & Director
Yes, first of all, we have a very disciplined approach to the way we deploy cash. And as Larry mentioned earlier, when somebody comes with request for safety CapEx, we never say no. And then we have our cash machine, which is our steel network and other assets, and we need to maintain them, and we do that, and then we have dividends. And then after that, we then start looking at growth CapEx.

We have a periodic review of all the requests that come in, and then we apply filters such as ROI and payback and so on. But we also look at the geopolitical aspect of it. And I would say, China is not the country that's of the highest priority in terms of geopolitical aspects. So if there is a choice, we would likely do it elsewhere. We have invested in maintenance, safety, and some upgrades for automation in China. But I would be amiss to say that we've just built a new IBC plant in Malaysia. So it's more the surrounding region we are investing in terms of APAC.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. The thing I would add, Gabe, is Ipack does have some operations in China. Whenever we assess any kind of projects, we always have, as Ole mentioned, geopolitical as part of our risk factors. Now what does that mean mechanically in our capital decisioning process? It means the hurdle rate for us investing in some place like that is much higher. So if it can't meet the hurdle rate, we aren’t getting it done. And then the other thing is part of our enterprise risk management program, as we look at those kind of things, and we did this in Ipackchem, you look at what happens if something goes wrong, what's your next plan? And so we have plans to deal with anything that could evolve as best as we would be able to.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
Appreciate that. One last one.

Ole G. Rosgaard
President, CEO & Director
Just one last comment on that. So bear in mind, we operate in 41 countries across the globe. So we've done that for decades. So what happens on the geopolitical stage is really part of our disciplined operating system, but we always focus on that. And since we are talking about APAC, we do have growth plans in that region. And as a result, Matt Leahy has been promoted to lead that region, and he's actually already in place to do that.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division
I haven't heard you guys talk about IBC deployment here recently. I appreciate, obviously, the manufacturing backdrop hasn't supported that. Just curious if that's part of a little bit of a tick-up in CapEx and/or, on the flip side, maybe you guys have built out that infrastructure. I think I understand those lines pretty well, but that you're positioned to service your customers on the IBC side when demand does, in fact, inflect?

Ole G. Rosgaard
President, CEO & Director
I mean, we've continued to expand on our IBC network, not through acquisition, but primarily organic. We've deployed blow molds and new lines throughout last year and also this year. And I said that in September we will formally open our new IBC plant in Malaysia.

Last year, we opened a new IBC plant in Turkey, and we have put additional lines in many of these existing facilities. So this is an area where we've continued to grow, and it's also part of our M&A strategy, because it's resin-based, it's high margin. So it's a very attractive market for us to grow in. And we do that and request our customers as well that when they expand, they tend to come and ask if we could provide them the service on certain locations.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And Gabe, you'll remember this, but just to remind everybody, we increased our equity ownership of Centurion last year significantly. And we continue to explore opportunities with other IBC recyclers around the world. Most of them are relatively small, but they fill out our footprint. And we continue to have dialogues around those in many geographies.

Operator
I will now hand the microphone over to Ole Rosgaard for closing comments.

Ole G. Rosgaard
President, CEO & Director
Thank you. Yes, before we end the call, I just want to thank you all for the questions and your continued interest in Greif. We're very proud of our global Greif team for utilizing the Greif Business System to its fullest, as you've heard, and creating significant operating leverage during this temporary sluggish demand environment.

We are equally excited to realize the outperformance we have positioned the business to capture through Build to Last and we'll continue to execute with excellence and provide you with the legendary customer service, for which we are known. Thank you to all of our colleagues, our customers and stakeholders for your dedication, loyalty and commitment to Greif. Have a great day.

Operator
This concludes today's conference call. Thank you for your participation. You may now disconnect.